UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 26, 2017

NiSource Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16189	35-2108964
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

801 East 86th Avenue Merrillville, Indiana	46410
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (877) 647-5990

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Items

On April 26, 2017, NiSource Inc. (the “Company”) determined to proceed with a plan to merge the Company’s wholly-owned subsidiaries, NiSource Finance Corp. (“NiSource Finance”) and NiSource Capital Markets, Inc. (“NiSource Capital”), with and into the Company (the “Mergers”). The Mergers are expected to occur in the second half of 2017 following the receipt of approvals from applicable state public utility commissions and other governmental agencies, certain contractual counterparties, and the Company’s Board of Directors.

NiSource Finance is a special purpose finance subsidiary that engages in financing activities to raise funds for the business operations of the Company and its subsidiaries. NiSource Capital performed a similar function prior to the formation of NiSource Finance in March 2000. Both NiSource Finance and NiSource Capital have outstanding debt and other obligations. The Company has unconditionally guaranteed the obligations of NiSource Finance under its credit agreement, indenture and interest rate hedges and, through a support agreement, is responsible for the obligations of NiSource Capital under that subsidiary’s indenture. Upon the consummation of the Mergers, the Company will become the primary obligor under all such obligations and, accordingly, all of the guarantees and the support agreement will be extinguished. The Mergers are not expected to have any impact on the Company’s consolidated financial statements or the credit ratings of the outstanding debt securities. The Mergers are not subject to lender or noteholder consent under the credit agreement or the indentures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NiSource Inc.
(Registrant)

Date: April 26, 2017	By:	/s/ Carrie J. Hightman
Carrie J. Hightman
Executive Vice President and Chief Legal Officer